Exhibit 99.1

Corporate Communications
mediarelations@aa.com

FOR RELEASE: Tuesday, March 24, 2026

American Airlines elects Mary Dillon to its board of directors

FORT WORTH, Texas — American Airlines Group Inc. (NASDAQ: AAL) today announced that Mary Dillon has been elected to the company’s board of directors. Dillon will serve on the board’s Compensation Committee and Corporate Governance and Public Responsibility Committee.

Dillon, 64, brings more than four decades of consumer, marketing and operational experience across major global brands. She served as President and CEO of Foot Locker, Inc. from 2022 to 2025, CEO of Ulta Beauty, Inc. from 2013 to 2021, and President and CEO of U.S. Cellular from 2010 to 2013.

“We are very pleased to name Mary to the American Airlines board,” said American’s Chairman Greg Smith. “She is a highly respected leader who brings significant, relevant and proven senior leadership experience across a number of major consumer‑facing industries. Her strategic vision and record of driving transformation will be valuable additions to our company and our boardroom.”

Prior to leading Foot Locker, Ulta Beauty and U.S. Cellular, Dillon served as Chief Marketing Officer at McDonald’s Corporation from 2005 to 2010 and held senior executive roles at PepsiCo, Inc., including president of the company’s Quaker Oats division. Dillon also has extensive board experience. She has been a board member of KKR & Co. Inc. since 2018, and she previously served on the boards of Foot Locker, Starbucks, Ulta Beauty, U.S. Cellular and Target.

“Mary is a tremendous leader with deep experience guiding globally recognized brands,” said American’s CEO Robert Isom. “Her operational, commercial and marketing expertise – along with her success leading complex organizations – will be important assets to American and our board.”

A native of Chicago, Dillon is actively involved in philanthropy and community service. She currently serves as chair of the board of trustees of Save the Children. She holds a bachelor’s degree in marketing from the University of Illinois at Chicago.

About American Airlines Group (NASDAQ: AAL)
American Airlines is a premium global airline connecting more of the U.S. to the world. With roots tracing back to an air mail carrier in the Midwestern United States in 1926, American now operates more than 6,000 daily flights to more than 350 destinations in more than 60 countries and serves more than 200 million customers annually. Powered by a proud and talented team of 130,000 aviation professionals, American’s team lives out the airline’s purpose of caring for people on life’s journey every day.

The world’s largest airline proudly celebrates its centennial year in 2026, reaching a milestone that reflects a century of innovation and the Forever ForwardSM spirit that changed the industry and the world. American introduced the first scheduled air cargo service, the first airport lounge and the first airline loyalty program and continues to reinvent the customer experience today. The airline is also a founding member of the oneworld alliance, whose members serve more than 900 destinations around the globe.

Get the latest about American at news.aa.com and @AmericanAir.